Exhibit 1

股权转让协议书

Equity Transfer Agreement

转让方： 钟雨泽 (以下简称甲方)

Transferor: Yuze Zhong (Party A)

受让方： 曾 淑 芳 (以下简称乙方)

Transferee: Shufang Zeng (Party B)

MEISI CO.,LIMITED (塞舌尔公司，下称公司)于2017年4月28日成立，注册资本为 美元 5 万美元，甲方出资人民币 5 万美元，占100%的股权，甲方愿将其占公司100% 的股权转让给乙方，现甲乙双方协商，就转让股权一事，达成协议如下：

MEISI CO, LIMITED [Seychelles Company, hereinafter referred to as the Company] was established on April 28, 2017, with a registered capital of USD 50000.Party A contributed RMB 50000, accounting for 100% of the equity. Party A is willing to transfer 100% of its equity in the company to Party B. Now, through negotiation, Party A and Party B have reached the following agreement on the transfer of equity:

1.股权转让的价格、期限及方式：

1.1甲方占公司100% 的股权，根据公司章程的规定，甲方出资美元 5万美元，现甲方将其占公司 100%的股权以美元5万元转让给乙方。

1.2乙方应于本协议书生效之日起2年内，按第一点第1条款规定的货币和金额以 转账或现金 方式一次性付清给甲方。

1.The price, term, and method of equity transfer:

1.1 Party A holds 100% of the equity of the company. According to the provisions of the company’s articles of association, Party A contributes USD 50000. Now, Party A transfers its 100% equity of the company to Party B for USD 50000.

1.2 Party B shall, within 2 years from the effective date of this agreement, make a one-time payment to Party A by transfer or cash in the currency and amount specified in Article 1 of the first point.

2.甲方保证对其转让给乙方的股权拥有完全有效的处分权，保证该股权没有设置质押，并免遭受第三人追索。否则应由甲方承担由此引起的一切经济和法律责任。

3.

2.Party A guarantees that it has full and effective disposal rights over the equity transferred to Party B, guarantees that the equity has not been pledged, and is free from third-party recourse. Otherwise, Party A shall bear all economic and legal responsibilities arising from this.

3.有关公司盈亏(含债权、债务)的分担：

本协议生效后，乙方按股权比例分享利润和分担风险及亏损(含转让前该股权应享有和 分担公司的债权债务)。

3. Sharing of company profits and losses (including creditor’s rights and debts):

After this agreement takes effect, Party B shall share profits and risks and losses in proportion to its equity [including the rights and obligations of the company that the equity should enjoy and share before the transfer).

4.纠纷的解决：

凡因履行本协议所发生的争议，甲乙双方应友好协商解决，如协商不成，向人民法院起 诉。

4. Dispute resolution:

Any disputes arising from the performance of this agreement shall be resolved through friendly consultation between Party A and Party B. If consultation fails, a lawsuit shall be filed with the people’s court.

5.协议的变更或解除：

发生下列情况之一时，可变更解除本协议，当事人签订的变更或解除协议书、声明书， 经双方签订后方可生效。

5.1 因不可抗力造成本协议无法履行。

5.2 情况发生变化，当事人双方经过协商同意。

5. Change or Termination of Agreement:

In case of any of the following circumstances, this agreement may be modified or terminated. The modification or termination agreement or declaration signed by the parties shall take effect only after being signed by both parties.

5.1 Due to force majeure, this agreement cannot be fulfilled.

5.2 The situation changes and both parties agree through consultation.

6.有关费用：

在转让过程中，发生的与转让有关的费用， 由 乙 方承担。

6. Related expenses:

During the transfer process, any expenses related to the transfer shall be borne by Party B.

7.生效条件：

本协议经甲乙双方签订之日起生效。

7. Effective conditions:

This agreement shall come into effect from the date of signing by both parties.

8. 本协议一式四份，甲、乙双方各执一份，公司留存一份，其它报有关部门。

8.This agreement is made in quadruplicate, with each party holding one copy, the company retaining one copy, and the rest to be reported to relevant departments.

转让方 ( Transferor) : 钟雨泽Yuze Zhong

签名 Signature: /s/ Yuze Zhong

受让方Transferee: 曾淑芳 Shufang Zeng

签名 Signature: /s/ Shufang Zeng

生效日期 Effective Date: 2023-9- 13